EXHIBIT 23.2

Exhibit 23.2 - Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wolverine World Wide, Inc. Stock Incentive Plan of 2005 of our reports dated February 23 2005, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the fiscal year ended January 1, 2005, Wolverine World Wide, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Grand Rapids, Michigan
October 18, 2005